Exhibit 99.1

FOR IMMEDIATE RELEASE		Ref: 07-XX
Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports First Quarter 2007 Results

$0.91 FFO per Diluted Share

Increases Full Year 2007 FFO Guidance

to $2.65 to $2.70 per Share

Raleigh, NC – May 1, 2007 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported results for the quarter ended March 31, 2007.

Ed Fritsch, President and CEO, stated, “We continue to make significant progress towards achieving the annual and long-term goals of our Strategic Plan. At the end of the first quarter, in-service occupancy was 90.2%, up 250 basis points from the first quarter of 2006. Net operating income from continuing operations was up $4.6 million, or 7.2%, compared to first quarter of 2006, and on a same property basis net operating income increased 2.3%. Our robust $415 million development pipeline is 54% pre-leased and is expected to generate, on average, stabilized cash yields of between 9% and 10%.”

Year-to-date through April 30, 2007, the Company has:

•	Commenced $39 million of development that is 31% pre-leased;

•	Delivered $44 million of development that is 70% leased;

•	Signed 468,000 square feet of development leases;

•	Sold $71 million of non-differentiating assets at an average cap rate of 6.4%;

•	Sold 102 acres of non-core land for $29 million, for gains of $16 million ($0.26 per share);

•	Issued $400 million, ten-year unsecured notes with a 5.85% coupon;

•	Announced the redemption of $40 million of 8% preferred stock to occur on May 29, 2007;

•	Retired $80 million of 7.9% secured debt, unencumbering $179 million of assets; and

•	Finalized a prior year insurance claim, which resulted in a $4.1 million gain ($0.07 per share) that is included in Funds from Operations (“FFO”).

Highwoods Properties

“Since putting our Strategic Plan in place in January 2005, we have increased occupancy 520 basis points and commenced $471 million of development that is 58% leased and which is expected to generate average stabilized cash yields of between 9% and 10%. We have also disposed of $668 million of non-core and non-differentiating properties, sold $87 million of non-core land for gains of $31 million and paid off $287 million of high coupon debt and preferred stock,” added Mr. Fritsch.

Mr. Fritsch also noted that FFO guidance for full year 2007 was raised from $2.53 to $2.65 per diluted share to $2.65 to $2.70 per diluted share. Guidance was increased primarily due to $3.4 million of land sale gains, or $0.06 per diluted share, recorded in March, largely from the sale of 41 acres of non-core land for $10.3 million. In addition, in the first quarter the Company recorded a $4.1 million gain, $0.07 per diluted share, from finalization of a prior year insurance claim. The low end of February’s FFO guidance included a land sale gain of $0.20 per diluted share that was recorded in January.

First Quarter Financial Results

For the first quarter of 2007, the Company reported net income available for common stockholders of $48.4 million, or $0.85 per diluted share. This compares to net income available for common stockholders of $7.6 million, or $0.14 per diluted share, for the first quarter of 2006.

FFO for the first quarter of 2007 was $56.6 million, or $0.91 per diluted share, compared to FFO of $35.8 million, or $0.59 per diluted share, for the first quarter of 2006.

Included in 2007 and 2006 first quarter net income available for common stockholders were the following items:

	3 Months Ended 3/31/07		3 Months Ended 3/31/06__
	(000)	Per Share	(000)	Per Share
Land sale gains	$15,835	$0.26	$3,040	$0.05
Lease termination income (1)	657	0.01	885	0.01
Straight line rental income	1,572	0.03	2,521	0.04
Capitalized interest	2,147	0.03	601	0.01
Gains on sales of depreciable assets (2)	27,809	0.45	3,164	0.05
Gain on insurance claim	4,128	0.07	—	—
Preferred stock redemption charge	—	—	(1,803)	(0.03)

(1)	2007 includes $0.6 million ($0.01 per share) net effect from a lease termination in an unconsolidated joint venture.

(2)	2007 includes $7.2 million ($0.12 per share) from joint venture sales. Gains on sales of depreciable assets are excluded in the calculation of FFO.

First Quarter 2007 Operating Highlights

•

Second generation leasing activity in Highwoods’ portfolio was 956,000 square feet, including 726,000 square feet of office space, 189,000 square feet of industrial space and 41,000 square feet of retail space.

•

Straight-line (GAAP) rental rates for the 130 office leases signed in the first quarter increased 6.6% from straight line rental rates under the previous leases, while cash rents declined 4.5%. Excluding two of these leases, a 74,000 square foot, ten-year lease in Columbia (at a non-core building listed for sale) and the 102,000 square foot US Airways seven-year renewal in the Triad, office cash rents on signed leases declined less than 1.0%.

2

Highwoods Properties

•

Average in-place cash rental rates across the Company’s portfolio increased 4.8% compared to the first quarter of 2006. Average in-place cash rental rates across the Company’s office portfolio were up 5.3% from a year ago. (See page 17 of first quarter Supplemental.)

•	Office tenant improvements and leasing commissions for signed second generation leases as a percentage of term base rent (netting out free rent) were 12.6%.

•	The weighted average term for second generation office leases signed was 5.0 years, greater than the prior five quarter average of 4.7 years.

•

Same property NOI from continuing operations, which includes straight line rent and term fees, increased 2.3% from the first quarter of 2006. Exclusive of straight line rent and term fees, same property NOI from continuing operations increased 6.0%. Cash revenues on a same property basis increased 6.2% over the first quarter of 2006.

Funds from Operations Outlook

For 2007, the Company now expects FFO per diluted share to be in the range of $2.65 to $2.70. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, land sale gains, and the potential impact of development deliveries and property dispositions and acquisitions. This estimate assumes 62.0 million diluted shares outstanding and excludes a preferred stock redemption charge of $0.02 per share that will be recorded in the second quarter as a result of the Company’s announced redemption of $40 million of 8% preferred stock to occur on May 29, 2007. This estimate also excludes any gains or impairments associated with potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the remainder of the year. Factors that could cause actual 2007 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2006 Annual Report on Form 10-K.

Management’s outlook for 2007 is based on the following operating assumptions:

	Low	High
Year End Occupancy	91.0%	92.5%
Same Property GAAP NOI Growth	1.5%	2.5%
G&A	$37.0M	$38.5M
Termination Fees	$1.0M	$3.0M
Land Sale Gains	$16.0M	$16.5M
Dispositions	$100M	$150M
Acquisitions	$10M	$30M

Supplemental Information

A copy of the Company’s first quarter 2007 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

3

Highwoods Properties

Conference Call

On Wednesday, May 2, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web and Pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 3335228.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

4

Highwoods Properties

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same Property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2006 to March 31, 2007). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At March 31, 2007, the Company owned or had an interest in 385 in-service office, industrial and retail properties encompassing approximately 33.9 million square feet. Highwoods also owned 625 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2007 operational results and the related assumptions underlying our expected operational results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2006 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

5

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Rental and other revenues	$108,742	$101,079
Operating expenses:
Rental property and other expenses	39,134	36,117
Depreciation and amortization	29,741	27,644
General and administrative	10,911	8,692

Total operating expenses	79,786	72,453
Interest expense:
Contractual	22,689	23,810
Amortization of deferred financing costs	566	744
Financing obligations	992	942

	24,247	25,496
Other income:
Interest and other income	1,518	1,977

	1,518	1,977

Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	6,227	5,107
Gains on disposition of property, net	16,743	4,310
Gain from property insurance settlement	4,128	—
Minority interest	(2,629)	(535)
Equity in earnings of unconsolidated affiliates	9,717	2,083

Income from continuing operations	34,186	10,965
Discontinued operations:
Income from discontinued operations, net of minority interest	110	1,423
Gains on sales of discontinued operations, net of minority interest	18,262	1,758

	18,372	3,181

Net income	52,558	14,146
Dividends on preferred stock	(4,113)	(4,724)
Excess of preferred stock redemption cost over carrying value	—	(1,803)

Net income available for common stockholders	$48,445	$7,619

Net income per common share - basic:
Income from continuing operations	$0.53	$0.08
Income from discontinued operations	0.33	0.06

Net Income	$0.86	$0.14

Weighted average common shares outstanding - basic	56,040	53,813

Net Income per common share - diluted:
Income from continuing operations	$0.53	$0.08
Income from discontinued operations	0.32	0.06

Net income	$0.85	$0.14

Weighted average common shares outstanding - diluted	61,900	60,588

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and In thousands)

	March 31, 2007	December 31, 2006
Assets:		(Note 1)
Real estate assets, at cost:
Land	$350,245	$345,548
Buildings and tenant improvements	2,615,830	2,573,032
Development in process	108,074	101,899
Land held for development	108,843	111,988

	3,182,992	3,132,467
Less-accumulated depreciation	(609,148)	(588,307)

Net real estate assets	2,573,844	2,544,160
Real estate and other assets, net, held for sale	5,519	34,944
Cash and cash equivalents	17,004	16,690
Restricted cash	1,692	2,027
Accounts receivable, net	24,830	23,347
Notes receivable, net	7,295	7,871
Accrued straight-line rents receivable, net	69,920	68,364
Investment in unconsolidated affiliates	61,763	60,359
Deferred financing and leasing costs, net	68,885	66,352
Prepaid expenses and other assets	19,952	20,739

Total Assets	$2,850,704	$2,844,853

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,487,509	$1,465,129
Accounts payable, accrued expenses and other liabilities	139,858	156,737
Financing obligations	35,529	35,530

Total Liabilities	1,662,896	1,657,396
Minority interest	70,369	79,726
Stockholders’ Equity:
Preferred stock	197,445	197,445
Common stock	567	562
Additional paid-in capital	1,435,679	1,449,337
Distributions in excess of net earnings	(514,879)	(538,098)
Accumulated other comprehensive loss	(1,373)	(1,515)

Total Stockholders’ Equity	1,117,439	1,107,731

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,850,704	$2,844,853

(1)	Certain amounts were reclassified to conform to the current period presentation.

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Funds from operations:
Net income	$52,558	$14,146
Dividends to preferred stockholders	(4,113)	(4,724)
Excess of preferred stock redemption cost over carrying value	—	(1,803)

Net income available for common stockholders	48,445	7,619
Add/(deduct):
Depreciation and amortization of real estate assets	29,104	26,808
(Gains) on disposition of depreciable properties	(908)	(1,270)
Minority interest from the Operating Partnership in income from operations	2,449	444
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	2,866	2,675
(Gains) on disposition of depreciable properties	(7,158)	—
Discontinued operations:
Depreciation and amortization of real estate assets	5	1,106
(Gains) on disposition of depreciable properties	(19,743)	(1,894)
Minority interest from the Operating Partnership in income from discontinued operations	1,490	280

Funds from operations	$56,550	$35,768

Funds from operations per share - diluted:
Net income available for common stockholders	$0.85	$0.14
Add/(deduct):
Depreciation and amortization of real estate assets	0.47	0.44
(Gains) on disposition of depreciable properties	(0.01)	(0.02)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.04	0.04
(Gains) on disposition of depreciable properties	(0.12)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.02
(Gains) on disposition of depreciable properties	(0.32)	(0.03)

Funds from operations	$0.91	$0.59

Weighted average shares outstanding - diluted	61,900	60,588

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and In thousands)

	Three Months Ended March 31,
	2007	2006
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$6,227	$5,107
Interest and other income	(1,518)	(1,977)
Interest expense	24,247	25,496
General and administrative expense	10,911	8,692
Depreciation and amortization expense	29,741	27,644

Net operating income from continuing operations	69,608	64,962
Non same property net operating income	5,256	2,047

Total same property net operating income from continuing operations	$64,352	$62,915

Rental and other revenues	$108,742	$101,079
Rental property and other expenses	39,134	36,117

Total net operating income from continuing operations	69,608	64,962
Non same property net operating income	5,256	2,047

Total same property net operating income from continuing operations	$64,352	$62,915